EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group Ltd* Announces Fourth Quarter and Full Year 2016 Results

•
Net income attributable to common shareholders, and net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements,[1] of $304.7 million, or $1.12 per share, and $145.3 million, respectively, for the quarter and $441.0 million, or $1.56 per share, and $576.0 million, respectively, for the full year

•	Operating net income[2] of $128.4 million, or $0.47 per share, for the quarter and $460.7 million or $1.63 per share for the full year on a fully diluted basis

•	P&C combined ratio of 94.8% for the quarter compared to 92.3% in the prior year quarter, and a full year P&C combined ratio of 94.2% compared to 92.0% in the prior year

•
Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $246.1 million (10.1 points to the loss ratio), compared to $107.8 million (4.6 points to the loss ratio), in the prior year quarter and $636.3 million (6.6 points to the loss ratio) for the full year compared to $213.2 million (2.6 points to the loss ratio) in the prior year

•	Integration costs related to the combination with Catlin Group Limited ("Catlin") totaled approximately $58.8 million for the quarter and $220.4 million for the full year

•	Fully diluted book value per common share of $40.33 at December 31, 2016, a decrease of $2.04, or 4.8%, from fully diluted book value per common share of $42.37 at September 30, 2016

•	Fully diluted tangible book value per common share[3] of $32.21 at December 31, 2016, a decrease of $2.01, or 5.9%, from fully diluted tangible book value per common share at September 30, 2016

•	Return on average common shareholders' equity was 3.9% for the full year

•
Operating return on average common shareholders' equity[2,4] for the full year, excluding and including average unrealized gains and losses on investments was 4.3% and 4.1%. Excluding integration costs these return rates would have been 6.3% and 5.9%, respectively

Hamilton, Bermuda– February 1, 2017 – XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today reported its fourth quarter and full year 2016 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“2016 was undoubtedly a challenging year. Our results were impacted by both a disappointing start as well as a number of significant catastrophe losses throughout the year and in the 4th quarter in particular.

At the same time, as the year developed, our underlying strengths continued to emerge. For example, our grinding focus on efficiency and underwriting quality produced a lower expense ratio and an improved loss ratio excluding catastrophes.  We were even able to grow a bit - bolstered by our new market presence our 4th quarter P&C net premium earned, for example, was up 3.3% over the prior year quarter.

We are enormously proud that our colleagues’ hard work and focus on client service was recognized as we claimed the number one spot for product innovation from Advisen, topped the London market’s Gracechurch survey across nearly all categories, and earned Highest in Customer Satisfaction among Large Commercial Insurers by the J.D. Power North America 2016 study.

All in, we feel we took important steps in the year and, despite challenging market conditions, are very much looking forward to 2017."

Highlights
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
				(Note 1)
	2016	2015	2016	2015
Net income (loss) attributable to common shareholders	$304,700	$228,550	$440,968	$1,207,152
Per average common share outstanding-fully diluted	$1.12	$0.76	$1.56	$4.15

Operating net income (loss)	$128,440	$195,029	$460,729	$705,994
Per average common share outstanding-fully diluted	$0.47	$0.65	$1.63	$2.43

Note 1: The Company's results for full year ended December 31, 2015 include those of Catlin Group Limited from May 1, 2015.

•
Net income attributable to common shareholders of $304.7 million for the quarter increased compared to $228.6 million in the prior year quarter. In addition to a large variance driven from our Life derivative as a result of interest rate changes, the current quarter includes approximately $58.8 million in integration costs as well as $246.1 million in natural catastrophe losses compared to $73.3 million in integration costs and $107.8 million in natural catastrophe losses in the prior year quarter.

•
Operating net income of $128.4 million for the quarter decreased compared to operating net income of $195.0 million in the prior year quarter due largely to greater catastrophe losses incurred in 2016 as compared to 2015, most significantly Hurricane Matthew and the recent earthquake activity in New Zealand.

•
Net income from affiliates was $47.9 million for the quarter, compared to net income of $14.7 million in the prior year quarter. The Company had solid hedge fund performance compared to the prior year quarter. Also included this quarter was a net $14.0 million benefit resulting from the rebalancing of the investment portfolio, as the Company changed concentrations in certain individual positions in the normal course of business, partially offset by a decline in value within our Operating Affiliate portfolio.

•
Net investment income for the quarter was $196.1 million, compared to $215.5 million in the prior year quarter and $209.8 million in the third quarter of 2016. Net investment income excluding the Life Funds Withheld Assets for the quarter was $161.0 million, compared to $171.9 million in the prior year quarter and $170.8 million in the third quarter of 2016.

•
Operating expenses were 8.3% favorable versus the prior year quarter, reflecting the continuing efficiency efforts as well as benefits from foreign exchange, particularly from the weakening of the British Pound compared to the U.S. Dollar.

•
Income tax benefit of $0.4 million was recognized in the quarter, primarily due to a greater proportion of total quarterly net income being earned in low-tax jurisdictions than previously anticipated, and the recognition of a net tax benefit resulting from the release of tax risk provisions due to the closure of the applicable statutory assessment periods and other tax return adjustments.

•
Fully diluted book value per common share decreased by $2.04 from the prior quarter to $40.33 and fully diluted tangible book value per common share decreased by $2.01 from the prior quarter to $32.21, driven by the decrease in our accumulated unrealized gains on investments and payment of dividends, partially offset by net income.

•
Share buybacks totaled approximately 4.0 million shares or $144.9 million during the quarter, compared to 4.7 million shares or $176.7 million in the prior year quarter. Share buybacks for the full year ended December 31, 2016, totaled approximately 30.2 million shares or $1.1 billion, compared to 12.4 million shares or $466.7 million during the same period in the prior year. At December 31, 2016, $449.3 million of common shares remained available for purchase under our share buyback program.

P&C Operations
(U.S. dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
				(Note 1)
	2016	2015	2016	2015
Gross premiums written	$3,016,596	$2,527,766	$13,625,609	$10,669,009
Net premiums written	$2,313,132	$1,878,792	$10,230,636	$7,888,824
Net premiums earned	$2,454,060	$2,375,155	$9,765,887	$8,164,184

Underwriting profit (loss)	$126,420	$183,458	$570,653	$653,191

Loss ratio	63.8%	58.1%	62.2%	58.4%
Underwriting expense ratio	31.0%	34.2%	32.0%	33.6%
Combined ratio	94.8%	92.3%	94.2%	92.0%

Note 1: The Company's results for full year ended December 31, 2015 include those of Catlin Group Limited from May 1, 2015.

•	P&C gross premiums written (“GPW”) in the fourth quarter increased 19.3% compared to the prior year quarter.

•
The Insurance segment GPW increased 6.9% from the prior year quarter driven primarily by new business in Political Risk and Trade Credit, Property International Open Market, Professional, US, Construction North America and North America programs along with stronger renewals in International Financial Lines and Casualty Global Risk Management.  Excluding the impact of foreign exchange, GPW increased 8.7%.

•
The Reinsurance segment GPW increased by 159.5% from the prior year quarter. The increase was primarily due to significant new proportional business in Bermuda in the Property Treaty line of business offset by cancellations in Bermuda and London in the Casualty line of business.

•	P&C net premiums earned (“NPE”) in the fourth quarter of $2.5 billion were comprised of $1.71 billion from the Insurance segment and $746.6 million from the Reinsurance segment.

•
The P&C loss ratio in the current quarter was 5.7 percentage points higher than in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums of $246.1 million, compared to $107.8 million in the prior year quarter. Included in the P&C loss ratio was favorable development of $105.9 million compared to $121.2 million in the prior year quarter. Excluding prior year development and natural catastrophe losses, the fourth quarter P&C loss ratio was 0.6 percentage points favorable versus the prior year quarter.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 89.1%, compared to 92.8% for the prior year quarter. The Insurance segment combined ratio on this basis was 92.3% for the quarter compared to 95.7% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 81.9% for the quarter compared to 86.3% for the prior year quarter. Overall, improvements on each component of the combined ratio reflect disciplined underwriting as well as continued emergence of operational efficiencies.

Further details of the results for the quarter may be found in the Company’s Financial Supplement and Earnings Presentation, each of which is dated February 1, 2017 and is available on the Investor Relations section of XL's website.

A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on Wednesday, February 1, 2017. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL's website from approximately 9:00 p.m. Eastern Time on February 1, 2017, through midnight Eastern Time on March 1, 2017. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on February 1, 2017, until midnight Eastern Time on March 1, 2017, by dialing (203) 369-3051 or (866) 566-0478. The following passcode will be required: 2117

About XL Group Ltd

XL Group Ltd (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) the continuation of downward trends in rates for property and casualty insurance and reinsurance; (b) changes in the size of our claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (c) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to natural catastrophe events due to the preliminary nature of reports and estimates of loss and damage to date; (d) changes in the amount or type of business that we write, whether due to our actions, changes in market conditions or other factors, and the amount of premium attributable to such business; (e) the availability, cost or quality of ceded reinsurance, and the timely and full recoverability of such reinsurance, or other amounts due to us, or changes to our projections related to such recoverables; (f) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; (g) increased competition on the basis of pricing, capacity, coverage terms or other factors, such as the increased inflow of third party capital into reinsurance markets, which could harm our ability to maintain or increase its business volumes or profitability; (h) greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; (i) the impact of changes in the global financial markets, such as the effects of inflation on our business, including on pricing and reserving, changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments, future financing activities and access to such markets, our ability to pay claims or general financial condition; (j) our ability to successfully implement our business strategy; (k) our ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (l) changes in credit ratings and rating agency policies or practices, which could trigger cancelation provisions in our assumed reinsurance agreements or impact the availability of our credit facilities; (m) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations; (n) changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available-for-sale fixed maturity securities before their anticipated recovery; (o) unanticipated constraints on our liquidity, including the availability of borrowings and letters of credit under credit facilities that inhibit our ability to support our operations, including our ability to underwrite policies and pay claims; (p) the ability of our subsidiaries to pay dividends to XL Group Ltd, XLIT Ltd. and Catlin Insurance Company Ltd; (q) changes in regulators or regulations applicable to us, including as a result of the completion of our redomestication from Ireland to Bermuda, such as changes in regulatory capital balances that our operating subsidiaries must maintain, or to our brokers or customers; (r) the effects of business disruption, economic contraction or economic sanctions due to unpredictable global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) the actual amount of new and renewal business and acceptance of our products and services, including new products and services and the materialization of risks related to such products and services; (t) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (u) bankruptcies or other financial concerns of companies insofar as they affect P&C insurance and reinsurance coverages or claims that we may have as a counterparty; (v) the loss of key personnel; (w) the effects of mergers, acquisitions and divestitures, including our ability to modify our internal control over financial reporting, changes to our risk appetite and our ability to realize the value or benefits expected, in each case, as a result of such transactions; (x) changes in general economic conditions, including the political, monetary, economic and operational impacts of the "Brexit" referendum held on June 23, 2016 in which the UK electorate voted to withdraw from the EU, new or continued sovereign debt concerns in Euro-Zone countries or emerging markets such as Brazil or China, or governmental actions for the purposes of stabilizing financial markets; (y) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (z) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; (aa) the effects of climate change (such as changes to weather patterns, sea levels or temperatures) on our business, which our modeling or risk management practices may not adequately address due to the uncertain nature of climate change; and (bb) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly any forward looking statement, whether as a result of new information, future developments or otherwise.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

_______________________

*At 12:30 p.m., Irish time, on July 25, 2016 (the “Effective Time”), XL Group plc, an Irish public limited company (“XL-Ireland”), and XL Group Ltd, a Bermuda exempted company (“XL-Bermuda”), completed the previously disclosed scheme of arrangement under Irish law (the “Scheme of Arrangement”) that effected a transaction (the “Redomestication”) that resulted in the shareholders of XL-Ireland becoming shareholders of XL-Bermuda and XL-Ireland becoming a subsidiary of XL-Bermuda. In accordance with the terms of the Scheme of Arrangement, the following steps occurred effectively simultaneously at the Effective Time: (i) all of the existing XL-Ireland ordinary shares, par value $0.01 per share, (other than XL-Ireland ordinary shares held by XL-Bermuda) were canceled; (ii) the reserves created on cancellation of the XL-Ireland ordinary shares were used to issue XL-Ireland ordinary shares to XL-Bermuda; and (iii) in return for such issuance of new XL-Ireland ordinary shares to XL-Bermuda, XL-Bermuda issued common shares. The results of this release are for the full year ended December 31, 2016, and therefore include a period that commenced prior to the Redomestication. As such, this release discloses the results of XL Bermuda, but includes the results of XL-Ireland through the Effective Time. For purposes of this release, the “Company” and “XL” refers to XL-Ireland or XL-Bermuda, as the context requires.
1On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation” on page 9 of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into another reinsurance agreement (the "U.S. Term Life Retro Arrangements") ceding the vast majority of the remaining life reinsurance business.

2Operating net income is defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for The Company's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin acquisition, (9) our gain on the sale of our interest in our former operating affiliate, ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company ("XLLIAC") and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of U.S. Term Life Retro Arrangements, (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin Acquisition and (13) a provision (benefit) for income tax on items excluded from operating income. “Operating net income”, “annualized operating return on average common shareholders' equity" and "annualized operating return on average common shareholders' equity" excluding "average unrealized gains and losses on investments" and "Integration costs" are non-GAAP financial measures. See the schedule entitled “Reconciliation” on page 9 of this press release for a reconciliation of “operating net income” to net income (loss) attributable to common shareholders and the calculation of “annualized operating return on average common shareholders' equity" and "annualized operating return on average common shareholders' equity" excluding "average unrealized gains and losses on investments" and "integration costs", which are based on operating net income.
3Fully diluted tangible book value per common share is a non-GAAP financial measure. See page 8 of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.
4Common shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.

XL Group Ltd
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2016	2015	2016	2015
				(Note 1)
Revenues:
Net premiums earned	$2,457,075	$2,386,820	$9,777,934	$8,226,425
Net investment income:
Net investment income - excluding Life Funds Withheld Assets	160,980	171,887	672,382	684,881
Net investment income - Life Funds Withheld Assets	35,108	43,620	154,751	187,489
Total net investment income	$196,088	$215,507	$827,133	$872,370
Total net realized gains (losses) on investments and unrealized gains (losses) on investments, trading securities	31,095	47,913	372,138	202,178
Net realized and unrealized gains (losses) on derivative instruments	(253)	(4,004)	2,521	53,123
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	151,342	(35,358)	(540,090)	(151,691)
Income (loss) from investment fund affiliates	50,002	10,329	70,758	73,320
Fee income and other	7,968	10,106	35,692	33,201
Total revenues	$2,893,317	$2,631,313	$10,546,086	$9,308,926
Expenses:
Net losses and loss expenses incurred	$1,566,161	$1,380,893	$6,072,835	$4,766,200
Claims and policy benefits	11,950	51,950	28,244	115,997
Acquisition costs	392,996	412,962	1,620,671	1,317,448
Operating expenses	517,002	563,787	2,063,362	1,966,939
Exchange (gains) losses	45,036	(26,921)	(9,578)	22,504
Loss (gain) on sale of subsidiary	(3,418)	—	(7,088)	—
Extinguishment of debt	—	5,592	—	5,592
Interest expense	52,277	52,181	209,763	205,215
Total expenses	$2,582,004	$2,440,444	$9,978,209	$8,399,895
Income (loss) before income tax and income (loss) from operating affiliates	$311,313	$190,869	$567,877	$909,031
Income (loss) from operating affiliates	(2,081)	4,414	44,397	44,740
Gain on sale of operating affiliate	—	—	—	340,407
Provision (benefit) for income tax	(382)	(39,296)	42,129	(19,161)
Net income (loss)	$309,614	$234,579	$570,145	$1,313,339
Non-controlling interests	4,914	6,029	129,177	106,187
Net income (loss) attributable to common shareholders	$304,700	$228,550	$440,968	$1,207,152
Note 1: The Company's results for full year ended December 31, 2015 include those of Catlin Group Limited from May 1, 2015.

XL Group Ltd
KEY FINANCIAL DATA

Selected balance sheet and other data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	December 31, 2016	December 31, 2015
	(Unaudited)	(Note 1)
Total investments available for sale	$31,919,126	$33,753,898
Cash and cash equivalents	3,426,988	3,256,236
Investments in affiliates	2,177,645	1,708,899
Unpaid losses and loss expenses recoverable	5,491,297	5,262,706
Goodwill and other intangible assets	2,203,653	2,210,266
Total assets	58,434,102	58,682,938

Unpaid losses and loss expenses	25,939,571	25,439,744
Deposit liabilities	1,116,233	1,168,376
Future policy benefit reserves	3,506,047	4,163,500
Funds withheld liability on GreyCastle Life Retro Arrangements, net of future policy benefit reserves recoverable	998,968	914,629
Unearned premiums	7,293,028	7,043,358
Notes payable and debt	2,647,677	2,644,970

Total shareholders’ equity	12,960,679	13,654,463
Common shareholders' equity	10,938,512	11,677,079
Common shares outstanding (Note 2)	266,927,220	294,783,992

Basic book value per common share	$40.98	$39.61
Fully diluted book value per common share	$40.33	$38.87
Fully diluted tangible book value per common share (Note 3)	$32.21	$31.52

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Common shares outstanding include all common shares issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Fully diluted tangible book value per common share is a non-GAAP financial measure. Fully diluted tangible book value per common share is calculated in the same manner as fully diluted book value per common share except that goodwill and intangible assets of $2.204 billion for December 31, 2016 and $2.210 billion for December 31, 2015 are excluded from common shareholders’ equity.

XL Group Ltd
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to common shareholders to operating net income (loss) (Note 5) and also includes the calculation of annualized return on average common shareholders’ equity and annualized return on average common shareholders’ equity excluding average unrealized gains and losses on investments, in each case, both including and excluding integration costs and based on operating net income (loss) for the three months and twelve months ended December 31, 2016 and 2015.

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
		(Note 1)		(Notes 1 and 2)
	2016	2015	2016	2015
Net income (loss) attributable to common shareholders	$304,700	$228,550	$440,968	$1,207,152
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	(151,342)	35,358	540,090	151,691
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	12,147	(36,668)	(259,449)	(182,181)
Net investment income - Life Funds Withheld Assets	(35,108)	(43,620)	(154,751)	(187,489)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	14,872	(10,645)	9,142	(7,068)
Net income (loss) attributable to common shareholders excluding Contribution from GreyCastle Life Retro Arrangements (Note 3)	$145,269	$172,975	$576,000	$982,105
Net realized (gains) losses and OTTI on investments - excluding Life Funds Withheld Assets	(43,242)	(11,245)	(112,689)	(19,997)
Net realized and unrealized (gains) losses on derivatives	253	4,004	(2,521)	(53,123)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	700	1,493	2,931	2,732
Exchange (gains) losses excluding Life Funds Withheld Assets	30,164	(16,276)	(18,720)	29,572
Expenses related to Catlin acquisition	—	1,700	—	64,748
Loss (gain) on sale of subsidiary (Note 4)	(3,418)	—	(7,088)	—
Loss on U.S.Term Life Retro Arrangements	—	34,986	—	34,986
Extinguishment of debt	—	5,592	—	5,592
Gain on sale of operating affiliate	—	—	—	(340,407)
Provision (benefit) for income tax on items excluded from operating income	(1,286)	1,800	22,816	(214)
Operating net income (loss) (Note 5)	$128,440	$195,029	$460,729	$705,994
Per common share results: (Note 6)
Net income (loss) attributable to common shareholders	$1.12	$0.76	$1.56	$4.15
Operating net income (loss) (Note 5)	$0.47	$0.65	$1.63	$2.43
Weighted average common shares outstanding:
Basic	268,573,636	297,138,797	278,957,444	286,194,248
Diluted - Net income	272,681,106	302,298,268	282,757,804	290,998,857
Diluted - Operating net income	272,681,106	302,298,268	282,757,804	290,998,857
Return on common shareholders' equity:
Closing shareholders' equity	12,960,679	13,654,463	12,960,679	13,654,463
Minority interest	2,022,167	1,977,384	2,022,167	1,977,384
Closing common shareholders' equity (Note 7)	$10,938,512	$11,677,079	$10,938,512	$11,677,079
Closing unrealized (gain) loss on investments (Note 8)	$(679,477)	$(745,592)	$(679,477)	$(745,592)
Average common shareholders' equity excluding average unrealized gains (losses) on investments (Note 7)	$10,193,238	$10,932,084	$10,595,261	$9,725,585
Average common shareholders' equity (Note 7)	$11,275,339	$11,807,654	$11,307,796	$10,855,415
Operating net income (loss) (Note 5)	$128,440	$195,029	$460,729	$705,994
Annualized operating net income (loss) (Note 5)	$513,760	$780,116	$460,729	$705,994
Annualized operating net income (loss) (excluding integration costs) (Note 5)	$728,969	$1,048,394	$662,359	$849,100
Annualized operating return on average common shareholders' equity (Notes 5 and 7)	4.6%	6.6%	4.1%	6.5%
Annualized operating return on average common shareholders' equity excluding average unrealized gains and losses on investments (Notes 5 and 7)	5.0%	7.1%	4.3%	7.3%
Annualized operating return on average common shareholders' equity excluding integration costs (Notes 5 and 7)	6.5%	8.9%	5.9%	7.8%
Annualized operating return on average common shareholders' equity excluding integration costs and unrealized gains and losses on investments (Notes 5 and 7)	7.2%	9.6%	6.3%	8.7%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: The Company's results for the year ended December 31, 2015 include those of Catlin Group Limited from May 1, 2015.
Note 3: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are reflected within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.
Note 4: On September 30, 2016, the Company completed the sale of its wholly-owned subsidiary, XL Life Insurance and Annuity Company ("XLLIAC") and as a result, recorded a $3.7 million gain. On October 11, 2016, the company completed a partial sale of its holdings in New Ocean Capital Management, and as a result, recorded a $3.4 million gain.
Note 5: Defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (defined below) (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for The Company's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin acquisition, (9) our gain on the sale of our interest in our former operating affiliate, ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company ("XLLIAC") and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of U.S. Term Life Retro Arrangements, (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin Acquisition and (13) a provision (benefit) for income tax on items excluded from operating income. We believe that showing "operating net income (loss)", "annualized operating return on average common shareholders' equity" and "annualized operating return on average common shareholders' equity excluding average unrealized gains and losses on investments and integration costs" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to common shareholders to operating net income (loss) is provided above.
Note 6: Diluted weighted average number of common shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average common shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.
Note 7: Common shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.
Note 8: Unrealized (gain) loss on investments, net of tax is the cumulative impact of mark to market fluctuations on our investment portfolio that have not been realized through sales.

Comment on Regulation G

XL presents its operations in ways it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (defined below) (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for The Company's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin acquisition, (9) our gain on the sale of our interest in our former operating affiliate, ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company ("XLLIAC") and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of U.S. Term Life Retro Arrangements, (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin Acquisition and (13) a provision (benefit) for income tax on items excluded from operating income.; (ii) annualized return on average common shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding average unrealized gains and losses on investments and integration costs; (iv) annualized net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements and (v) Fully diluted tangible book value per common share  (common shareholders’ equity excluding goodwill and intangible assets divided by the number of shares outstanding at the period end date combined with the dilutive impact of potential future share issues at any period end). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on pages 8 and 9.

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts), as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the GreyCastle Life Retro Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are not relevant to XL’s underlying business performance.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing common shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding and including net unrealized gains and losses on investments, both inclusive of and exclusive of integration costs, are additional measures of Company profitability that eliminate, as applicable, the impacts of mark to market fluctuations on XL’s investment portfolio that have not been realized through sales, and/or distortions to XL’s performance from temporary integration costs related to the combination with Catlin.  By providing these additional measures, users of our financial statements have the ability to include or exclude these items when considering our performance either on a standalone basis or for purposes of peer performance comparison.
.
XL believes that fully diluted tangible book value per common share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.